UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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RCM TECHNOLOGIES, INC.
(Name of Registrant as Specified in Its Charter)

IRS PARTNERS NO. 19, L.P.
THE LEONETTI/O’CONNELL FAMILY FOUNDATION
M2O, INC.
THE MICHAEL F. O’CONNELL AND MARGO L. O’CONNELL REVOCABLE TRUST
MICHAEL F. O’CONNELL
LEGION PARTNERS ASSET MANAGEMENT, LLC
CHRISTOPHER S. KIPER
BRADLEY S. VIZI
ROGER H. BALLOU

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Legion Partners Asset Management, LLC (“Legion Partners”), together with IRS Partners No. 19, L.P. and certain other participants named herein, is filing materials contained in this Schedule 14A with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the election of its slate of director nominees at the 2013 annual meeting of stockholders (the “Annual Meeting”) of RCM Technologies, Inc.  The participants have made a definitive filing with the SEC of a proxy statement and accompanying GOLD proxy card to be used to solicit votes for the election of its two director nominees.

On November 7, 2013, Legion Partners issued the following press release:

LEGION PARTNERS: RCMT BOARD CULTURE PUTS DIRECTOR PRESERVATION ABOVE STOCKHOLDER STEWARDSHIP

LARGEST STOCKHOLDER ALARMED BY SUSPECT CREDENTIALS OF CHAIRMAN AND CEO

Change Crucial to Protect Stockholder Value - Vote GOLD Proxy Card Today

Los Angeles – November 7, 2013 – Legion Partners Asset Management, LLC (“Legion Partners”), together with IRS Partners No. 19, L.P. and certain other stockholders of RCM Technologies, Inc. (NASDAQ: RCMT), which has nominated two director nominees to the Board of Directors of RCM at the 2013 annual meeting of stockholders, today issued the following letter to all stockholders:

November 7, 2013

Dear Fellow RCM Technologies, Inc. Stockholders:

INTERESTS OF STOCKHOLDER GROUP LED BY LEGION PARTNERS
ARE DIRECTLY ALIGNED WITH ALL RCM STOCKHOLDERS

RCM Board’s Dismissal of Suspect Credentials of Chairman and CEO is Alarming

Change is Crucial to Protect Your Investment - Vote the GOLD Proxy Card Today

Legion Partners Asset Management, LLC (“Legion Partners”), together with IRS Partners No. 19, L.P. (“IRS Partners”) and several other stockholders, have formed a group which collectively owns approximately 13.3% of the outstanding shares of RCM Technologies, Inc. (NasdaqGM: RCMT) (“RCM” or the “Company”), making us RCM’s largest stockholder.  We have nominated two independent directors -- Roger H. Ballou and Bradley S. Vizi -- for election to the Board of Directors of RCM (the “Board”) at the 2013 annual meeting of stockholders, scheduled to be held on December 5, 2013 (the “2013 Annual Meeting”), due to our serious concerns with the continued financial deterioration of the Company over the past decade, the Board’s ineffectiveness producing returns for stockholders, and the Company’s long maintained poor compensation and corporate governance practices.

On November 5, 2013, the Board issued a public letter to us in response to our private inquiry regarding Chairman and CEO Leon Kopyt’s academic credentials.  In the letter, Robert B. Kerr, the Company’s newly appointed Lead Independent Director who has served on the Board for over 19 years, dismissed the relevancy of our questions and proclaimed that Mr. Kopyt’s simple misstatement that he held an Electrical Engineering degree from Drexel University, was “immaterial.”  To be clear, Leon Kopyt repeatedly embellished his academic achievements not only in RCM’s proxy statements filed in 1996, 1997, and 1998, but also two Company prospectuses which ultimately were used to raise over $80 million for the Company.  What is disturbing is not only the fact that RCM’s Chairman and CEO’s qualifications were repeatedly false in public disclosure, but also the Board’s lack of concern regarding Mr. Kopyt’s conduct.  Moreover, to proclaim that Mr. Kopyt’s misstatements were mere “errors,” that were “not repeated in subsequent proxy statements,” ignores the fact that Mr. Kerr was on the Board’s Audit Committee during this period tasked with reviewing the Company’s disclosures and controls and, he at least failed to realize that Mr. Kopyt was making inaccurate statements.  In our opinion, Mr. Kerr’s  subsequent failure to properly disclose such misstatements to the investing public upon discovery makes him just as culpable as Mr. Kopyt.  Why should Mr. Kopyt and Mr. Kerr continue to serve as directors (and Mr. Kopyt as Chairman and CEO), with no accountability for misrepresentations simply because stockholders discovered this too late?  Perhaps if Mr. Kopyt and Mr. Kerr were held accountable in 1998, the Company would not be in its current financial disrepair.  Finally, what is Mr. Kopyt’s education background? Stockholders have a fundamental right to know that the stewards of their investment possess the requisite qualities of leadership.

The Company’s dismal financial performance, along with the Board’s unwavering support of its Chairman and CEO, are reflected in the lack of meaningful ownership by independent directors.  Collectively, the independent directors of the Board own less than 1.0% of the Company’s outstanding common stock, nearly all of which was acquired through equity stock awards.  In contrast, our $9.0 million investment in RCM demonstrates that we are committed to taking the necessary steps to enhance stockholder value for all stockholders.  Stockholders deserve invested stewards of stockholder capital, not entrenched directors with no real investment risk at stake who are willing to mislead investors for their own preservation.

RCM Total Stockholder Return vs. Russell 2000 and Peer Set1

Investors must be cautious when assessing total stockholder return (“TSR”) calculations--as the manipulative selection of dates can paint a substantially distorted return picture as put forth by RCM’s Board.  Specifically, in the Company’s two recent public releases dated November 1, 2013 and November 5, 2013, the Board represents to stockholders that it has generated a 587% return for stockholders over the five year period ending October 30, 2013.  If one were to run that same five year return for RCM as of the date ending December 31, 2012 (the date corresponding to the Company’s proxy statement--the most relevant date for judging RCM’s performance), RCM returned only 3.8% to stockholders, significantly underperforming the Russell 2000 and its Peer Set at 19.1% and 40.1%, respectively.  Conveniently, the $0.97 per share price that was utilized in the Company’s inflated calculation was taken at the precipice of the financial crisis; a mere 23 cents shy of the Company’s lowest closing price, going back over 20 years, achieved a few short weeks later!

In fact, RCM’s share price had fallen 84% during the 1-year period prior to October 30, 2008 (the measuring point utilized by the Board to inflate their generated returns). We question the Board’s motivation in cherry picking this time frame to present a distorted view of RCM’s share price performance; in reality, the share price has been stagnant over a 10-year period.

1Peer Set: CTG, PRFT, HCKT, AFAM, AGX, CDI

TSR as of 10/30/2008	1-year	3-year	5-year
RCM Technologies, Inc.	-85.1%	-43.9%	-30.4%

Peer Set Median	-12.9%	-8.7%	6.3%

Russell 3000	-39.0%	-7.8%	-1.7%
Source: Thomson Reuters; 1,3 and 5-year TSRs annualized

The Current Board is Concealing a History of Poor Operating Performance

Not surprisingly, the Board does not discuss the Company’s dismal financial performance in its letter.  We believe the following red flags warrant a more detailed explanation:

▪
Despite significant improvement in its macro environment, RCM’s revenue for the twelve months ending September 30, 2013 is still below what it achieved during the peak of the economic recession in 2009, from $171.7 million in 2009 to $161.9 million for the twelve months ending September 30, 2013.  Even worse is that despite acquiring $33 million in incremental revenue, RCM has lost approximately $66 million in revenue since 2007.

▪
With respect to recent performance, we are deeply concerned with the rapid build-up in accounts receivables. Since fiscal year 2011, cash flow from operations, has declined by $9.6 million, despite an $18 million increase in revenue during the same period. Why is revenue not translating into cash flow?

▪
The Board has failed to address declining or stagnant performance in two of three business segments. Despite spending $11 million on acquisitions for IT (NuSoft and MBH) in fiscal 2008, revenues have declined by 48% since then. Furthermore, we question whether the uptick in Engineering will be sustained given the strength from one major client.

Poor Compensation Practices Are Further Indicative of Lack of Board Independence

The Company’s poor compensation practices go beyond the approximate $8 million of parachutes payments to the Company’s top three executives ($6.1 million to Mr. Kopyt alone).  The Company’s short-term incentive plan for key executives, Messrs. Kopyt and Miller, has no performance thresholds that must be achieved to receive a payment.  In other words, key executives can receive incentive cash bonus payments as long as the Company generates even $1 of EBITDA and regardless of whether the performance was above or below their financial plans or budgets.  The current formula provides that Messrs. Kopyt and Miller combined receive 3% of every EBITDA dollar produced by RCM.  To further demonstrate the asymmetry that exists as the result of failure by the incumbent Compensation Committee, of which Robert Kerr is a key member, one needs to look no further than the historical payout to RCM’s current Chairman and CEO.  Since 2000, Mr. Kopyt’s compensation has increased by approximately 52%, while EBITDA has declined by 72%.  Averaging just over $1 million per year, Mr. Kopyt’s compensation package more closely resembles a low risk bond with a $6.1 million balloon payment—as opposed to a carefully crafted compensation program offering a true “win, win” for shareholders.  The incumbent Compensation Committee has failed stockholders, and has offered no signs that it is getting its act together.  In fact, in 2010, the last time Mr. Kerr was up for election before stockholders, Institutional Shareholder Services recommended: “A WITHHOLD vote is warranted for incumbent Compensation Committee members Lawrence Needleman and Robert B. Kerr for maintaining executive agreements that contain overly generous severance payments.”

In addition to short-comings associated with the Company’s short-term incentive plan, RCM’s long-term incentive plan lacks structure and any meaningful semblance of performance incentives.  As described in the Company’s most recent proxy statement, “…the Committee from time to time considers the granting of equity awards to named executives.”  The vast majority of these equity awards are comprised of restricted stock units with no stated performance metrics.

In lieu of the existing plan that further facilitates wealth transfer from stockholders to management, our nominees will advocate for implementation of a formal compensation framework with return on invested capital serving as the cornerstone of RCM’s long term incentive plan.

Our Nominees Are Not Only Truly Independent But Also Bring A Wealth of Experience

Our nominees bring a wealth of experience in areas RCM’s Board is grossly deficient and we believe the credentials of both our candidates are unrivaled by any of RCM’s incumbent Board members.  Roger Ballou has over 30 years of extensive operating experience at much larger firms than RCM.  In addition to nearly a decade at the helm of CDI Corporation, Mr. Ballou’s experience includes the successful turnaround of Alamo Rent-a-Car and building one of American Express’s largest operating units.  Mr. Vizi is a seasoned investor with extensive experience successfully allocating capital, designing and assessing executive compensation plans, and working with Boards to implement corporate governance best practices in both public and private markets.  In addition, our group’s 13.3% interest ensures perfect alignment with the Company’s stockholder base.

In contrast, Mr. Kerr has no public company board experience other than with RCM, has sat on the Compensation Committee that has approved outrageous compensation packages for management, and despite serving on the Board for over 19 years, has not made an open market purchase of RCM stock in the past 10 years, currently owning less than half a percent of RCM’s outstanding stock.  Furthermore, we question the Company’s last minute appointment of Michael E.S. Frankel to the Board given the long-standing track record of its ‘hand-picked’ nominees.

We believe the Board is attempting to scare stockholders and belittle our nominees to distract from their own poor performance and poor judgment.  Stockholders have seen the results of this Board and the efforts they will go to further entrench themselves.  The answer is clear.  The best way to ensure that RCM is run with the best interest of all stockholders as the top priority is to elect new, independent directors whose interests are directly aligned with yours.  We strongly urge all stockholders to support our nominees and support change at RCM by signing, dating and returning the GOLD proxy card today.

If you have any questions, or need assistance in voting your shares, please call our proxy solicitor, Okapi Partners LLC, whose contact information is below.  Thank you in advance for your support.

Sincerely,

/s/ Bradley S. Vizi

Bradley S. Vizi Managing Director Legion Partners Asset Management, LLC

VOTE FOR CHANGE AT RCM -- PLEASE SIGN, DATE AND MAIL THE ENCLOSED
GOLD PROXY CARD TODAY

OKAPI PARTNERS LLC 437 Madison Avenue, 28th Floor New York, NY 10022 (212) 297-0720 Call Toll-Free at: (877) 566-1922 E-mail: info@okapipartners.com